Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Douglas McCutcheon	Mary McGowan
Sr. Vice President & CFO	Account Director
Metron Technology	Stapleton Communications Inc.
(650) 401-4600	(650) 470-0200

METRON TECHNOLOGY ANNOUNCES THIRD QUARTER FISCAL 2003 FINANCIAL RESULTS

BURLINGAME, Calif. – April 8, 2003 – Metron Technology (Nasdaq: MTCH), a leading global provider of outsourced marketing, sales, service and support solutions to the semiconductor industry, today announced financial results for the third quarter of fiscal 2003 ended February 28, 2003.

Revenues for the third quarter of fiscal 2003 were $57.9 million, compared with $56.8 million for the second quarter of fiscal 2003. Gross margins for the third quarter were 18.7 percent, compared with 18.6 percent in the second quarter of fiscal 2003.

In accordance with generally accepted accounting principles (GAAP), the Company’s net loss for the third quarter of fiscal 2003 was $12.6 million, or $(0.96) per share. This compares with a loss of $5.4 million, or $(0.41) per share, in the second quarter of fiscal 2003. The fiscal third quarter loss includes a restructuring charge of $1.2 million pre-tax, or $(0.09) per share, a $8.3 million loss from the impairment of goodwill, or $(0.63) per share, and a tax asset valuation allowance of $0.7 million, or $(0.05) per share. Before the effect of these three items, the net loss was $2.5 million, or $(0.19) per share.

Total cash was $11.3 million as of February 28, 2003. The Company was able to pay down short-term borrowings to $11.5 million from $16.9 million at the end of the second quarter. This reduction in borrowings, combined with a reduction of inventories in the quarter and improved receivables collection, resulted in a positive cash flow from operations of $2.2 million for the third quarter of 2003. Days sales in receivables were decreased by 12 days to 58 days. Inventory turns increased from the second quarter, from 3.6 turns to 4.2 turns.

Revenue from Metron’s equipment division was $29.2 million for the third quarter of fiscal 2003, compared with $25.8 million in the second quarter of fiscal 2003. Materials division revenue for the third quarter of fiscal 2003 was $28.7 million, compared with $31.0 million in the second quarter of fiscal 2003.

“We are pleased that for the second consecutive quarter we generated cash from operations,” commented Ed Segal, Chairman and Chief Executive Officer of Metron Technology. “We have focused on a strict cash management program, cost reduction controls and receivables collection, and we are now seeing the results of our efforts. In the last two quarters, we generated $7.2 million in positive cash flow, including a $3 million advance from FSI, and reduced our headcount by over 100 people,” Segal continued. “Although we are satisfied with these results, the environment remains challenging and we will continue to focus on cash management and cost controls. Through managed efforts, we are driving through the downturn and strengthening our position as the leader in global outsource solutions.”

Guidance

We expect our financial results for the fourth quarter of fiscal 2003 (ending May 31, 2003) to be as follows:

•                  Revenue is expected to be down slightly compared to third quarter of fiscal 2003;

•                  GAAP earnings per share are expected to be in the range of $(0.02) to $0.02. The GAAP figure is expected to include a gain on termination of the FSI agreement of between $0.19 to $0.21, and a restructuring charge of between $(0.13) to $(0.15). Before these two items, the non-GAAP loss is expected to be between $(0.04) to $(0.08);

•                  Gross margins are expected to be 20 percent to 21 percent; and

•                  Cash flow from operations is expected to be flat to slightly negative.

Conference Call

Metron Technology will broadcast its conference call discussion of third quarter fiscal 2003 financial results live on Tuesday April 8, 2003 at 2 p.m. PT (5 p.m. ET). To listen to the call, please dial (212) 287-1820, pass code: Metron. A taped replay will be made available approximately one hour after the conclusion of the call and will remain available for one week. To access the replay, dial (402) 530-7883.

The Metron Technology financial results conference call will be available via a live web cast on the investor relations Audio Events section of the Metron Technology web site at http://investor.metrontech.com. Please access the web site fifteen (15) minutes prior to the start of the call to download and install any necessary audio software. An archived web cast replay of the call will be available at http://investor.metrontech.com for 30 days.

About Metron Technology N.V.

Metron Technology N.V. (Nasdaq: MTCH) is a leading global provider of outsourced marketing, sales, service and support solutions to semiconductor materials and equipment suppliers and semiconductor manufacturers. Metron also provides semiconductor manufacturers with the ability to outsource a wide variety of fab equipment support services, such as materials management, cleanroom services and facility maintenance. These services enable Metron’s customers to increase fab productivity and focus on their core competencies, such as product development, manufacturing and marketing. By partnering with Metron, Metron’s principals (suppliers) can focus on product development and other core competencies, reduce their time to market and use Metron’s global network to better compete with larger companies. Metron Technology N.V. has its headquarters in Burlingame, California, and is on the web at http://www.metrontech.com.

Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements, including statements with respect to our anticipated financial results for the fourth quarter of fiscal 2003 and future quarters. Words such as “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the results of Metron Technology to differ materially from those indicated by these forward-looking statements, including, among others, risks detailed from time to time in the Company’s SEC reports, including its Annual Report on Form 10-K for the year ended May 31, 2002 and its Quarterly Report on Form 10-Q for the quarter ended November 30, 2002. Metron Technology does not undertake any obligation to update forward-looking statements.

METRON TECHNOLOGY N.V.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(Dollars in thousands except per share)

	Three months ended February 28,		Nine months ended February 28,
	2002	2003	2002	2003

Net revenue	$46,733	$57,896	$176,271	$179,020
Cost of revenue	36,931	47,074	141,981	146,207
Gross profit	9,802	10,822	34,290	32,813
Selling, general, administrative, and other expenses	12,446	14,286	39,330	43,028
Restructuring costs	432	1,206	1,083	2,998
Loss from impairment of goodwill	—	8,292	—	8,292
Other operating income, net of associated costs	1,354	—	4,062	1,354
Operating loss	(1,722)	(12,962)	(2,061)	(20,151)
Equity in net earnings (loss) of joint ventures	(38)	—	(83)	36
Loss from impairment of investment	—	—	(401)	—
Other income (expense), net	30	(351)	(460)	(1,237)
Loss before income taxes	(1,730)	(13,313)	(3,005)	(21,352)
Benefit for income taxes	(802)	(686)	(1,229)	(943)
Net loss	$(928)	$(12,627)	$(1,776)	$(20,409)

Loss per common share
Basic loss per common share	$(0.07)	$(0.96)	$(0.14)	$(1.56)
Diluted loss per common share	$(0.07)	$(0.96)	$(0.14)	$(1.56)

Weighted average number of shares
Basic	12,867	13,121	12,846	13,067
Diluted	12,867	13,121	12,846	13,067

METRON TECHNOLOGY N.V.

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(Dollars in thousands)

	May 31, 2002	February 28, 2003

ASSETS
Cash and cash equivalents	$19,949	$11,340
Accounts receivable	42,160	36,091
Loan to officer/shareholder	110	110
Inventories, net	52,065	44,846
Prepaid expenses and other current assets	14,244	14,437
Total current assets	128,528	106,824
Property, plant, and equipment, net	25,484	24,968
Goodwill	8,292	—
Other assets	1,332	1,112
Total Assets	$163,636	$132,904

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$23,489	$18,391
Amounts due affiliates	5,788	7,682
Accrued wages and employee-related expenses	4,477	4,163
Deferred revenue for equipment, installation, and warranty	12,492	11,603
Deferred income	1,354	—
Short term borrowings and current portion of long-term debt	20,232	11,468
Amounts payable to shareholders	177	115
Other current liabilities	10,374	11,350
Total current liabilities	78,383	64,772
Long-term debt, excluding current portion	1,791	1,677
Other long-term liabilities	3,093	3,221
Total liabilities	83,267	69,670
Commitments	—	—

Shareholders’ Equity:
Preferred shares	—	—
Common shares and additional paid-in capital	39,749	39,940
Retained earnings	46,680	26,271
Cumulative other comprehensive loss	(5,468)	(2,385)
Treasury shares	(592)	(592)
Total shareholders’ equity	80,369	63,234
Total Liabilities and Shareholders’ Equity	$163,636	$132,904